EXHIBIT 1.1
FORM OF SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     United Development Funding IV (the “Trust”), a Maryland real estate investment trust, is offering for public sale a maximum of 35,000,000 common shares of beneficial interest, including 10,000,000 shares issuable pursuant to the Trust’s distribution reinvestment plan (collectively, the “Shares”), to be issued and sold for an aggregate purchase price of $700,000,000. There shall be a minimum purchase by any one person of 125 Shares (except for purchases through individual retirement accounts or other qualified accounts, as indicated in the Prospectus (defined below), or in any letter or memorandum from the Trust to you (the “Dealer”)). Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Trust invites you to participate in the distribution of Shares in the Trust subject to the following terms:
I. The Offering
     A registration statement with respect to the offering of the Shares has been prepared by the Trust in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder covering the Shares (the “Rules and Regulations”). Such registration statement was initially filed with the SEC on or about August 5, 2008. Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer. (The registration statement and prospectus contained therein, as finally amended and revised at the effective date of the registration statement, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Prospectus first filed by the Trust pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus, the term “Prospectus” shall also include the Prospectus filed pursuant to Rule 424(b).)
     The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Selected Dealer Agreement (the “Agreement”) shall be deemed or construed to make the Dealer an association or other separate entity or employee, agent, representative or partner of the Trust or with other dealers, and the Dealer is not authorized to act for the Trust or any other dealer of the Shares, or to make any representations on its behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Trust to supplement the Prospectus (the “Supplemental Information”). The Dealer will be responsible for its share of any liability or expense based on any claim to the contrary. The Trust shall not be liable to the Dealer, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act, and no obligations on the part of the Trust will be implied or inferred from this Agreement. The foregoing provision shall not be deemed a waiver of any liability imposed under the Securities Act. This Agreement will confirm the understanding and agreement between the Trust and you, the Dealer, with respect to your participation in the offering and sale of the Shares on the terms and conditions and subject to the representations and warranties hereinafter set forth.
II. Submission of Orders
     Until such time as the Trust has received and accepted subscriptions for at least $1,000,000 of Shares and released the proceeds from such subscriptions from escrow (or such greater amount as may be applicable in respect of any greater escrow in respect of subscribers from any state), those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “United Development Funding IV Escrow Account.” Thereafter, in the discretion of the Chief Executive Officer of the Trust upon notice to the Dealer, those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “United Development Funding IV.” If the Dealer receives a check not conforming to the foregoing instructions, the

Dealer shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. The Trust may authorize the Dealer, if the Dealer is a “$250,000 broker-dealer,” to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscribers’ checks and issue a check for the aggregate amount of the subscription proceeds made payable to the order of the escrow agent, or if the Trust has received and accepted subscriptions for at least $1,000,000 of Shares and released the proceeds from such subscriptions from escrow, made payable to the order of the Trust.
     The Dealer shall forward the subscription documents and the checks to the Trust by noon of the next business day following receipt of the subscription documents and the checks. If, at the time of the Trust’s receipt of the subscription documents and checks, the Trust has not received and accepted subscriptions for at least $1,000,000 of Shares and released the proceeds from such subscriptions from escrow, the Trust undertakes to submit each check to the escrow agent on the same day it is received by the Trust from the Dealer. The Dealer shall insure that any such submissions of checks by the Trust to the escrow agent occur in accordance with the provisions of the previous sentence. If requested by the Trust, the Dealer shall obtain from subscribers for the Shares other documentation reasonably deemed by the Trust to be required under applicable law or as may be necessary to reflect the policies of the Trust. Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Trust.
III. Pricing
     Shares shall be offered to the public at the offering price of $20.00 per Share, subject to the terms and pricing information provided in the Prospectus and the Distribution Reinvestment Plan attached thereto. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Trust, a minimum initial purchase of 125 Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in cash in any increment. The Shares are nonassessable, and shareholders will not be required to contribute additional sums to the capital of the Trust. The Dealer hereby agrees to place any order for the full purchase price.
IV. Dealers’ Commissions and Fees
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission is the percentage of the gross proceeds of Shares sold by it pursuant to the terms of this Agreement and accepted and confirmed by the Trust set forth as “selling commissions” in the “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares” and “Plan of Distribution — Shares Purchased by Affiliates” sections of the Prospectus, which commissions will be paid by the Trust. A sale of Shares shall occur if and only if a transaction has closed pursuant to all applicable offering and subscription documents. In addition, as set forth in the Prospectus, the Trust will reimburse the Dealer for certain bona fide due diligence fees, and the Dealer may receive a marketing reallowance in the amount set forth in the “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares” section of the Prospectus. The Dealer hereby agrees that, if it is a member of the Financial Industry Regulatory Authority (“FINRA”), it will not re-allow all or any part of the compensation provided for in this Section IV to any person who is not also a member of FINRA.
     The Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer unless or until the gross proceeds of the Shares sold are disbursed to the Trust pursuant to the Escrow Agreement between the Trust and Legacy Bank of Texas. Until the Required Capital, as defined in the Escrow Agreement, is obtained, investments will be held in escrow and, if the Required Capital is not obtained, investments will be returned to the investors in accordance with the Prospectus.
     The parties hereby agree that the foregoing commission is not and will not be in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares and that

Dealer’s interest in the offering is limited to such commission from the Trust and the Dealer’s indemnity referred to in Article XIII of this Agreement. Any payment to the Dealer will be payable only with respect to transactions lawful in the jurisdictions where such transactions occur.
V. Payment
     The commissions to be paid to the Dealer hereunder with respect to any subscriptions that are obtained by the Dealer and accepted by the Trust shall be paid to the Dealer within 10 days after those subscribers are admitted as shareholders of the Trust.
VI. Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Trust, and the Trust reserves the right to reject any order for any or no reason. All subscriptions will be accepted or rejected by the Trust within approximately ten days after the Trust’s receipt of all necessary documents relating thereto. Issuance and delivery of the Shares will be made only after actual receipt of payment therefore, and upon acceptance of a subscription, the Trust will provide confirmation of that acceptance to the Dealer and to the subscriber. If any check is not paid upon presentment, or if the Trust is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Trust reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Trust any commission theretofore paid with respect to such order.
VII. Prospectus and Supplemental Information
     The Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and the Supplemental Information. The Trust will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplements thereto and any amended Prospectus to that investor unless it has previously sent or given a Prospectus and all supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all supplements thereto and any amended Prospectus with such Supplemental Information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Trust and marked “broker-dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another program supplied to it by the Trust bearing a legend that states that such material may not be used in connection with the offer or sale of any securities other than the program to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings that have not been previously approved by the Trust. The Dealer agrees, if the Trust so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.
VIII. License and Association Membership
     The Dealer’s acceptance of this Agreement constitutes a representation to the Trust that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of

FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of such association, or in the case of a foreign dealer, so to conform. The Dealer agrees to notify the Trust immediately if it ceases to be a member in good standing, or in the case of a foreign dealer, so to conform. The Dealer also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to Rules 2730, 2740, 2420 and 2750, and the provisions in Rule 2810 that apply to Direct Participation Programs.
IX. Anti-Money Laundering Compliance Programs
     The Dealer represents to the Trust that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Trust.
X. Limitation of Offer
     The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Trust and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer will comply with the provisions of the FINRA Conduct Rules, including the provisions in Rule 2810 that apply to Direct Participation Programs, set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.
XI. Representations and Warranties of the Trust.
     The Trust hereby represents and warrants to the Dealer that:
(a)	The Trust has been duly and validly organized and formed as a real estate investment trust under the laws of the state of Maryland, with the power and authority to conduct its business as described in the Prospectus. The Trust has obtained all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies authorizing it to own its properties and conduct its business as described in the Registration Statement and the Prospectus; provided, however, that the foregoing representation is only to the best knowledge of the Trust as to any material penalty or other material liability.

(b)	The Registration Statement and Prospectus comply with the Securities Act and the Rules and Regulations and do not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Article XI(b) will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as are primarily within the knowledge of the Dealer or are based upon information furnished by the Dealer in writing to the Trust specifically for inclusion therein.

(c)	The Trust intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

(d)	No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Trust of this Agreement or the issuance and sale by the Trust of the Shares, except such as may be required under the Securities Act or applicable state securities laws.

(e)	There are no actions, suits or proceedings pending or, to the knowledge of the Trust, threatened against the Trust at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, that will have a material adverse effect on the business or property of the Trust.

(f)	The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Trust will not conflict with or constitute a default under any charter, declaration of trust, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Trust, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Article XIII of this Agreement may be limited under applicable securities laws.

(g)	The Trust has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Article XIII of this Agreement may be limited under applicable securities laws.

(h)	At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus, subject to the requirement that the shareholders do not participate in the management or control of the business of the Trust.
XII. Records
     At all times during the term of this Agreement and for a period of six years thereafter, the Dealer shall keep, or cause to be kept, and shall make available to the Trust, information establishing that each investor in the Shares meets the suitability standards employed in connection with the offer and sale of Shares, and a representation of each investor that he or she is purchasing for his or her own account or for the account of another who meets such suitability standards.
XIII. Indemnification
(a)	The Trust agrees to indemnify and hold the Dealer harmless against any losses, claims, damages or liabilities, joint or several:
(i)	to which the Dealer may become subject under applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are based upon any untrue statement of any material fact contained in the Prospectus or any amendment or supplement thereto, or in any supplemental sales literature furnished by the Trust, or that are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)	to which the Dealer may become subject due to the misrepresentation by the Trust of material facts in connection with the sale of the Shares unless the misrepresentation of such material facts was the direct result of misleading information provided to the Trust by any dealer of the Shares; or

(iii)	to which the Dealer may become subject as a result of any breach by the Trust of the representations and warranties contained in this Agreement.
The Trust will reimburse the Dealer for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability (or actions in respect thereof); provided, however, that the Trust shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus, any amendment or supplement or any sales literature, in reliance upon and in conformity with written information furnished to the Trust by the dealer specifically for use in the preparation thereof. Notwithstanding the foregoing, the Trust will not indemnify the Dealer from any liabilities incurred by the Dealer arising under federal and state securities laws unless (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Dealer seeking indemnification; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Dealer seeking indemnification; or (C) a court of competent jurisdiction approves a settlement of the claims against the Dealer seeking indemnification and finds that indemnification of the settlement and related costs should be made.

In addition, prior to seeking a court approval for indemnification, the Dealer is required to apprise the court of the position of the Securities and Exchange Commission and any state securities regulatory authority in which the Shares were offered or sold with respect to indemnification for securities violations. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for the Dealer, the Dealer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

This indemnity agreement shall be in addition to any liabilities that the Trust may otherwise have in connection with this offering.

(b)	The Dealer agrees to indemnify and hold harmless the Trust against any losses, claims, damages or liabilities, joint or several, to which it may become subject under applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach of the terms of this Agreement or the failure to comply with laws and regulations applicable to the offering and the claim of registration or exemption made by the Trust, and will reimburse the Trust for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability (or action in respect thereof). This indemnity agreement shall be in addition to any liability that the Dealer may otherwise have in connection with the offering.

The foregoing agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any, who controls the Trust.

(c)	Within ten days after receipt of an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under subsections (a) or (b) of this Article XIII, notify the indemnifying party in writing of the commencement thereof; the omission by any indemnified party to notify the indemnifying party of any such action shall relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party on account of this indemnity agreement; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against such indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnifying and indemnified parties, and after the indemnified party shall have received notice from the agreed-upon counsel that the defense has been so assumed, in the event that the indemnified party nonetheless elects to participate in the defense of any such action for any reason other than the presence of a conflict of interest, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.
XIV. Termination
     The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Trust at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Trust. Any party may terminate this Agreement by written notice. Such termination shall be effective five days after the mailing of such notice. No such termination shall operate to terminate any rights the Dealer may have to be paid a commission with respect to subscriptions that were obtained by the Dealer and submitted to the Trust for acceptance prior to that termination. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.
     This Agreement may be amended at any time by the Trust by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after receipt of such notice.
XV. Privacy Laws
     The Trust and the Dealer (each referred to individually in this section as a “party”) agree as follows:
     (a) Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.
     (b) Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and
     (c) Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.
XVI. Notice
     All notices will be in writing and will be duly given to the Dealer when mailed to the address specified by the Dealer herein.
XVII. Survival of Provisions
     The respective agreements, representations and warranties of the Trust and the Dealer set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Dealer or any person controlling the Dealer or by or on behalf of the Trust or any person controlling the Trust, and (c) the acceptance of any payment for the Shares.

XVIII. Attorneys’ Fees, Applicable Law and Venue
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorneys’ fees. This Agreement shall be construed under the laws of the State of Texas and shall take effect when signed by the Dealer and countersigned by the Trust. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Dallas, Texas.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized agent.

UNITED DEVELOPMENT FUNDING IV
By:
Name:
Title:
Date: __________________
[Signature of the Dealer on following page.]

     The undersigned Dealer has read the foregoing Agreement and hereby accepts and agrees to the terms and conditions therein set forth. The Dealer represents that the list below of jurisdictions in which it is registered or licensed as a broker or dealer and is fully authorized to sell securities is true and correct, and the Dealer agrees to advise the Trust of any change in such list during the term of this Agreement.
1. Identity of Dealer:

Name:

Type of entity:
(corporation, partnership, proprietorship, etc.)
Organized in the State of: ______________________________

Licensed as broker-dealer in the following States:

Tax I.D. #: _________________________________________
2. Person to receive notice pursuant to Section XVI:

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:

Facsimile No.:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
(Signature)
Date: ________________
Name:
Title: